FOR IMMEDIATE RELEASE	For information contact:
July 1, 2011	Kelly C. Clarke
(804) 727-6321

Apple REIT Six, Inc. Provides Outlook for 2011

Richmond - July 1, 2011 – Apple REIT Six, Inc. (“Apple Six”) a real estate investment trust (REIT) that owns 66 Marriott®- and Hilton®-branded hotels, today announced an increase in the Company’s annualized distribution rate from 7 percent to 7.2 percent as well as provided an outlook for the 12-month period ending December 31, 2011. Apple Six encourages the review of all of the Company’s filings with the Securities and Exchange Commission which are available online at www.applereitsix.com or www.sec.gov.

•         The Company’s Board of Directors has approved an increase in the annualized distribution rate from 7 percent to 7.2 percent, or from $0.77 per share to $0.792 per share, based on an $11 share price. This increase will begin with Apple Six’s July 15, 2011 distribution payment.

•         For the six-month period ending June 30, 2011, the Company paid $35.1 million in shareholder distributions. Since its inception, Apple Six has paid $486.6 million in shareholder distributions, or approximately $6.17 per share to those who have been shareholders of the Company since the time of the initial closing.

•         Since the Apple Six fund was closed to new investors in March 2006, the Company has received approximately $171.2 million through its Dividend Reinvestment Program (DRIP) and redeemed approximately $166.4 million through its Unit Redemption Program.

•         Apple Six paid a total of approximately $7.5 million in shareholder redemptions for its regularly scheduled redemption date in April 2011 and plans to pay an additional $8 million in shareholder redemptions on its next regularly scheduled redemption date of July 20, 2011.

•         Since the acquisition of its 66 hotels, the Company has invested approximately $70 million in capital improvements to the properties.

Based on hotel industry trends, relative to the markets our hotels are located in, Apple Six anticipates for 2011:

•         Revenue per available room (RevPAR) to increase by five-to-nine percent as compared to 2010 results.

•         Funds from operations (FFO) for the year ended December 31, 2011 of $73 to $83 million, or approximately $0.80 to $0.90 per share and net income for the year ended December 31, 2011 of approximately $40 to $50 million, or approximately $0.44 to $0.54 per share.¹

•         Apple Six expects debt levels to remain at or below $70 million, or an average debt to total initial capitalization ratio of approximately seven percent. This amount is well below average debt levels for the hotel industry.

Apple Six will provide complete financial results in its 10Q which the Company anticipates filing with the Securities and Exchange Commission at the beginning of August, 2011.

About Apple REIT Six, Inc.

Apple REIT Six, Inc. is a real estate investment trust (REIT) focused on the ownership of hotels that generate attractive returns for our shareholders. Our hotels operate under the Courtyard® by Marriott®, Fairfield Inn® by Marriott®, Residence Inn® by Marriott®, SpringHill Suites® by Marriott®, TownePlace Suites® by Marriott®, Marriott® Hotels & Resorts, Homewood Suites by Hilton®, Hilton Garden Inn®, Hampton Inn® and Hampton Inn & Suites® brands. Our portfolio consists of 66 hotels, containing a total of 7,658 guestrooms in 18 states. Apple Six is a premier real estate investment company committed to providing maximum value for our shareholders.

Disclosures

Certain statements contained in this press release other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should be,” “will,” “predicted,” “likely” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Six to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of Apple Six to implement its operating strategy; Apple Six’s ability to manage planned growth; changes in economic cycles, and competition within the hotel industry. Although Apple Six believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Six or any other person that the results or conditions described in such statements or the objectives and plans of Apple Six will be achieved. In addition, Apple Six’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in Apple Six’s SEC reports, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by Apple Six with the SEC on March 8, 2011. Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

¹Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles – GAAP) excluding gains and losses from sales of depreciable property plus depreciation and amortization. The Company considers FFO in evaluating operating performance and believes FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with GAAP. FFO is not necessarily indicative of cash available to fund cash needs. The difference in projected FFO and projected net income is projected depreciation of approximately $33 million for the year ending December 31, 2011.

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